UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   SAFRIT, BARRY
   BASSETT FURNITURE INDUSTRIES, INC
   P O BOX 626
   3525 FAIRYSTONE PARK HWY
   BASSETT, VA  24055
   USA
2. Issuer Name and Ticker or Trading Symbol
   BASSETT FURNITURE INDUSTRIES, INC
   BSET
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   OCTOBER 10, 2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT & CHIEF FINANCIAL OFFICER
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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COMMON STOCK               |10-10-|P   |V|1,000             |A  |13.00      |2,476.094*         |D     |                           |
                           |02    |    | |                  |   |           |                   |      |                           |
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*INCLUDES 476.094 SHARES AC|      |    | |                  |   |           |                   |      |                           |
QUIRED UNDER THE 2000 EMPLO|      |    | |                  |   |           |                   |      |                           |
YEE                        |      |    | |                  |   |           |                   |      |                           |
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   STOCK PURCHASE PLAN IN T|      |    | |                  |   |           |                   |      |                           |
RANSACTIONS EXEMPT UNDER RU|      |    | |                  |   |           |                   |      |                           |
LE 16b-3(c).               |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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*OPTION (RIGHT TO BUY)|22.50   |     |    | |           |   |10-26|10-25|COMMON      |15,000 |       |15,000      |D  |            |
                      |        |     |    | |           |   |-01  |-08  |            |       |       |            |   |            |
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*OPTION (RIGHT TO BUY)|16.25   |     |    | |           |   |9-27-|9-26-|COMMON      |10,000 |       |10,000      |D  |            |
                      |        |     |    | |           |   |02   |09   |            |       |       |            |   |            |
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*OPTION (RIGHT TO BUY)|14.70   |1-15-|A   |V|15,000     |A  |1-15-|1-14-|COMMON      |5,000  |       |15,000      |D  |            |
                      |        |02   |    | |           |   |03   |12   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |1-15-|1-14-|COMMON      |5,000  |       |            |   |            |
                      |        |     |    | |           |   |04   |12   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |1-15-|1-14-|COMMON      |5,000  |       |            |   |            |
                      |        |     |    | |           |   |05   |12   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
*GRANTED UNDER THE 1997 EMPLOYEE STOCK
PLAN.
SIGNATURE OF REPORTING PERSON
BARRY SAFRIT
DATE
OCTOBER 10, 2002